Exhibit 5.1

Qwomar Building	info@forbeshare.com
P.O. Box 4649, Road Town	www.forbeshare.com
Tortola VG1110
British Virgin Islands
T: +1 284 494 1890
F: +1 284 494 1316

E:	Jose.santos@forbeshare.com
Our Ref:	JS/MBD/6300.001
Your Ref:	Reference

The Directors
ACBA Merger Sub I Limited
Ritter House
Wickhams Cay II, PO Box 3170
Road Town, Tortola VG1110
British Virgin Islands

31 October 2023

Dear Sirs

ACBA Merger Sub I Limited (the “Company” or “PubCo”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company’s Registration Statement on Form F-4 (File number 333-274635), including all amendments or supplements thereto (“Form F-4”), filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (the “Registration Statement”) related to proposed Business Combination between Ace Global Business Acquisition Limited (“Ace”) a blank cheque company and LE Worldwide Limited (“LEW”) pursuant to a business combination agreement dated as of December 23, 2022, as amended on July 6, 2023 and on September 19, 2023 (collectively, the “Merger Agreement”) to be effected in two steps: (i) Ace will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) immediately after the consummation of the Reincorporation Merger, ACBA Merger Sub II Limited, (“Merger Sub”), a British Virgin Islands business company and wholly owned subsidiary of PubCo, will be merged with and into LEW, resulting in LEW becoming the surviving entity and wholly owned subsidiary of PubCo (the “Acquisition Merger”). The aggregate consideration for the Acquisition Merger is $110,000,000, payable in the form of 11,000,000 newly issued ordinary shares of PubCo (“PubCo Ordinary Shares”) valued for purposes of calculating the merger consideration at $10.00 per share (the “Merger Consideration Shares”).

If Ace’s shareholders approve the Reincorporation Merger Proposal and the Acquisition Merger Proposal, each Ace’s ordinary share, par value $0.001 per share (“ACBA Ordinary Share”) issued and outstanding immediately prior to effective time of the Reincorporation Merger (other than any redeemed shares and any Dissenting Shares (as defined in the Registration Statement) will automatically be cancelled and cease to exist and (i) for each such ACBA Ordinary Share, PubCo shall issue to each of Ace’s shareholder (other than Dissenting Shareholders (as defined in the Registration Statement) and Ace’s shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Ordinary Share, which shall be fully paid; and (ii) for each warrant to purchase one ACBA Ordinary Share (“ACBA Warrant”) issued and outstanding immediately prior to effective time of the Reincorporation Merger, PubCo shall issue a warrant (each, a “PubCo Warrant”) to purchase one PubCo Ordinary Share (each, a “PubCo Warrant Share”).

(The PubCo Ordinary Shares and the PubCo Warrant Shares together the “Ordinary Shares”)

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs on 31 October 2023 including:

1.1.1	the Company’s Certificate of Incorporation; and

1.1.2	the Company’s Memorandum and Articles of Association.

1.2	A Certificate of Incumbency dated 27 September 2023 issued by Ogier Global (BVI) Limited, the Company’s registered agent, (the “Certificate of Incumbency”).

1.3	A Certificate of Good Standing issued by the Registry of Corporate Affairs (the “Certificate of Good Standing”)

1.4	The records of proceedings on file with and available for inspection on 31 October 2023 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.5	The Registration Statement.

2	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Certificate of Incumbency and that the information contained in such certificate remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company is a company limited by shares and registered under the BVI Business Companies Act, (Revised Edition 2020) as amended (the “Act”), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Ordinary Shares to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such securities).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We make no comment with regard to any references to foreign statutes in the Registration Statement.

4.4	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5	Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare
Forbes Hare